Exhibit 99.1

Farmer Bros. Reports Net Income Per Share of $0.10 For Second Fiscal Quarter 2010

TORRANCE, Calif. — (BUSINESS WIRE) — Feb. 9, 2010—Farmer Bros. Co. (NASDAQ: FARM) today reported unaudited results for its second fiscal quarter and six months ended Dec. 31, 2009.

(millions except per-share data)	Second Quarter		First Six Months
	Fiscal 2010	Fiscal 2009	Fiscal 2010	Fiscal 2009
Net sales	$120.2	$76.5	$232.4	$143.1
Net income (loss)	$1.4	($0.1)	$3.6	($6.2)
Basic and diluted net income (loss) per share	$0.10	($0.01)	$0.25	($0.43)

Net sales increased 57%, or $43.7 million, to $120.2 million in the second fiscal quarter compared with last year’s second fiscal quarter. For the first half of fiscal 2010, net sales increased 62%, or $89.3 million, to $232.4 million. These increases were primarily driven by the addition of net sales from the Direct Store Delivery (“DSD”) Coffee Business acquired from Sara Lee Corporation as of Feb. 28, 2009.

“We continue to make steady progress toward our goal of completing the integration of our businesses by the end of fiscal 2010” said Rocky Laverty, President and CEO. “Despite continuing weakness throughout the economy and its impact on our top-line revenue growth, we are taking steps to win more business from our existing customer base, win new customers and capture the expected cost savings and increased operating profits related to the combination of our businesses.”

Gross profit for the second fiscal quarter increased by 37%, to $51.1 million, from $37.3 million in last year’s second fiscal quarter. For the first half of fiscal 2010, gross profit increased 54%, or $37.1 million, to $105.4 million. Gross profit as a percentage of sales, however, decreased in the second fiscal quarter to 42% from last year’s 49% and in the first half of fiscal 2010 gross profit as a percentage of sales decreased to 45% from 48% in the last year’s first half. These changes were primarily due to the DSD acquisition and the expected effect of adding new DSD customers that purchase a different mix of products.

Operating expenses decreased to $56.2 million in the second fiscal quarter of 2010, essentially unchanged from $56.8 million in the first fiscal quarter of 2010. Operating expenses in the second fiscal quarter of 2010 increased by $19.1 million as compared with the second fiscal quarter of 2009, with increases of $14.4 million attributable to the DSD Coffee Business and $2.3 million due to higher pension expenses. During the second quarter and the first half of fiscal 2010, the Company charged to expense $2.5 million and $3.8 million, respectively, for the integration of the DSD Coffee Business. The Company estimates that total integration costs during fiscal 2010 will be approximately $13.0 million, of which approximately $5.0 million is expected to be capitalized.

Second Quarter Year-Over-Year Increases
Net sales	57%
Cost of goods sold	76%
Operating expenses	51%

The Company reported a loss from operations of ($5.1) million in the second quarter of fiscal 2010 compared with income from operations of $0.2 million in the prior year’s second fiscal quarter. For the first half of fiscal 2010, the Company reported a loss from operations of ($7.6) million compared with a loss from operations of ($4.0) million in the first half of fiscal 2009.

The Company reported an income tax benefit of $2.9 million in the second fiscal quarter of 2010 that is primarily attributable to recent federal legislation allowing a five-year carry-back period for net operating losses incurred in tax years ending in 2008 and 2009. As a result, the Company reported a net income of $1.4 million, or $0.10 per common share, in its second quarter of fiscal 2010 compared with a net loss in the prior year’s second fiscal quarter of $(0.1) million, or $(0.01) per common share. For the first half of fiscal 2010, the Company reported a net income of $3.6 million, or $0.25 per common share, compared with a net loss of $(6.2) million, or $(0.43) per common share, in the first half of the prior fiscal year.

On a non-GAAP basis, the Company generated positive cash flow from operations in the first half of fiscal 2010 of $7.5 million compared with $5.9 million in the first half of fiscal 2009 (please refer to the table, “NON-GAAP OPERATING CASH FLOW,” below). This result included an increase in depreciation and amortization during the first half of fiscal 2010 of 71%, or $5.2 million, to $12.4 million, primarily due to the acquisition of the DSD Coffee Business, the recently completed construction of the Coffee Bean International (“CBI”) facility in Portland, and capital improvements at the Torrance facility. The Company also recorded non-cash charges in the first fiscal half of $2.8 million for share-based compensation, including compensation through the Employee Stock Ownership Plan.

The Company ended the second fiscal quarter with cash, cash equivalents and short-term investments of $54.4 million, compared with $63.0 million on June 30, 2009. The Company increased its short-term borrowings under its senior secured revolving credit facility to $22.4 million from $16.2 million as of June 30, 2009 and ended the second fiscal quarter with $19.3 million in unused borrowing capacity under its revolving credit facility.

About Farmer Bros. Co.

Farmer Bros. Co. is the nation’s largest direct store delivery business for coffee and allied products such as cappuccino, cocoa mixes and spices. It roasts and packages coffee for more than 10 brands; it processes and packages allied products; it directly delivers its products and services to food service operators and retailers in all 48 contiguous states. It also provides private-label coffee programs to retailers through Coffee Bean Intl., one of the nation’s leading specialty coffee roasters. Farmer Bros. has paid a dividend in every year since 1953, and its stock price has risen on a split-adjusted basis from $1.80 a share in 1980. For more information, go to: www.farmerbros.com.

Forward-Looking Statements

Certain statements contained in this press release regarding the risks, circumstances and financial trends that may affect our future operating results, financial position and cash flows are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management’s current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “feels,” “estimates,” “projects,” “expects,” “plans,” “believes,” “intends,” “will,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. The Company intends these forward-looking statements to speak only at the time of this press release and does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the SEC. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, fluctuations in availability and cost of green coffee, competition, organizational changes, our ability to successfully integrate the CBI and DSD Coffee Business acquisitions, the impact of a weaker economy, business conditions in the coffee industry and food industry in general, the Company’s continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, changes in the quality or dividend stream of the third parties’ securities and other investment vehicles in which the Company has invested its short-term assets, as well as other risks described in this press release and other factors described from time to time in the Company’s filings with the SEC.

Non-GAAP Financial Measures

The Company uses “Non-GAAP operating cash flow” as a measure of the Company’s operating trends. Investors are cautioned that “Non-GAAP operating cash flow” is not a measure of liquidity or of financial performance under Generally Accepted Accounting Principles (GAAP). The “Non-GAAP operating cash flow” numbers presented may not be comparable to similarly titled measures reported by other companies. “Non-GAAP operating cash flow,” while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP. Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the heading “NON-GAAP OPERATING CASH FLOW” following the Consolidated Statements of Operations included in this press release.

(See financial tables below)

FARMER BROS. CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share and per share data)

(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2009	2008	2009	2008
Net sales	$120,225	$76,530	$232,352	$143,053
Cost of goods sold	69,133	39,212	126,956	74,784

Gross profit	51,092	37,318	105,396	68,269

Selling expenses	44,668	30,193	88,966	58,197
General and administrative expenses	11,526	6,912	24,031	14,114

Operating expenses	56,194	37,105	112,997	72,311

(Loss) income from operations	(5,102)	213	(7,601)	(4,042)

Other income (expense)
Dividend income	854	902	1,533	1,949
Interest income	935	461	1,028	938
Interest expense	(1,026)	—	(1,165)	—
Other, net income (expense)	2,905	(812)	7,366	(10,662)

Total other income (expense)	3,668	551	8,762	(7,775)

(Loss) income before taxes	(1,434)	764	1,161	(11,817)
Income tax (benefit) expense	(2,851)	870	(2,455)	(5,627)

Net income (loss)	$1,417	$(106)	$3,616	$(6,190)

Basic net income (loss) per share	$0.10	$(0.01)	$0.25	$(0.43)

Diluted net income (loss) per share	$0.10	$(0.01)	$0.25	$(0.43)

Weighted average common shares outstanding - basic	14,721,740	14,480,971	14,692,164	14,455,023
Weighted average common shares outstanding - diluted	14,723,380	14,480,971	14,694,059	14,455,023

Cash dividends declared per common share	$0.115	$0.115	$0.230	$0.230

NON-GAAP OPERATING CASH FLOW

(In thousands)

	Six months ended Dec. 31
	2009	2008
GAAP loss from operations	$(7,601)	$(4,042)
Add non-cash charges:
Depreciation & amortization	12,385	7,256
ESOP and share based compensation	2,753	2,680

Non-cash charges	$15,138	$9,936

Non-GAAP operating cash flow	$7,537	$5,894

CONTACT: Abernathy MacGregor Group

Jim Lucas or Megan Klein, 213-630-6550

SOURCE: Farmer Bros. Co.